This Employment Agreement (the “Agreement”) is entered into for employment as Chief Executive Officer beginning on September 4, 2019 (the “Effective Date”) by and among GoDaddy.com, LLC (the “Company”), GoDaddy Inc. (“GoDaddy”), Desert Newco, LLC (“Parent”) and Aman Bhutani (“Executive”) (hereinafter collectively referred to as the “Parties”).
Summary of Material Terms

Term	Summary	Cross-Reference
Position	Chief Executive Officer and Director	Section 1
Reports to	Board of Directors	Section 1
Employment Term	Through December 31, 2024 unless extended	Section 2
Annual Salary	$1,000,000	Section 3(a)
Annual Target Bonus	100% of annual salary	Section 3(b)
Non-Change in Control Severance
•    Any earned but unpaid salary or bonus
•    100% of annual salary
•    100% Annual Target Bonus for year of termination
•    Payment equal to the cost of health insurance coverage for 18 months
•    Acceleration of time-based equity awards that would have vested in next 12 months
•    Pro-rata vesting of performance-based equity awards that would have vested for the performance period in which termination occurs, based on actual performance
Section 5(b)(iii)
Change in Control Severance
•    Any earned but unpaid salary or bonus
•    150% of annual salary
•    150% of Annual Target Bonus for the year of termination
•    Payment equal to the cost of health insurance coverage for 18 months
•    Acceleration of all time-based and performance-based equity awards (at the greater of target or actual performance)
Section 5(b)(iv)
1.Duties and Scope of Employment. Executive will serve as the Chief Executive Officer of GoDaddy and the Company reporting to GoDaddy’s Board of Directors (the “Board”), and will perform the duties, consistent with this position, as the Board reasonably assigns. Effective as of the Effective Date, Executive will be appointed to serve as a member of the Board and during the period in which Executive is serving as Chief Executive Officer, GoDaddy shall nominate Executive to continue such service on the Board.
2.    Employment Term. Subject to the provisions of Section 5, beginning on the Effective Date and, continuing until December 31, 2024, Executive will be employed with the Company on the terms and subject to the conditions set forth in this Agreement; provided, however, that beginning on December 31, 2023 and on each one year anniversary thereafter (each an “Extension Date”), the Employment Term will be automatically extended for an additional one-year period, unless the Company or Executive provides the other party written notice at least 30 calendar days before the Extension Date that the Employment Term will not be extended.

3.    Compensation.
(a)    Signing Bonus. Executive will receive a signing bonus of $1,000,000.00 (less applicable taxes, deductions and withholdings), payable in the first pay period after his start date. If Executive’s employment with GoDaddy ends within a year of Executive’s start date due to Executive’s resignation without Good Reason or termination by the Company for Cause, Executive will be required to return a pro-rated portion of the net after-tax amount of the signing bonus, in an amount proportional to the amount of time between Executive’s last day of employment and the one year anniversary of his start date.
(b)    Base Salary. The Company will pay Executive an annual salary of $1,000,000.00 as compensation for services (the “Base Salary”). The Base Salary will be paid according to the Company’s normal payroll practices and subject to the usual and required withholdings. Executive’s salary may be reviewed and adjusted annually by the Board.
(c)    Annual Bonus.
(i)    Commencing with the 2019 fiscal year, Executive will be eligible to earn an annual cash Management by Objective (“MBO”) bonus equal to 100% of Executive’s annual base salary, based upon achievement of individual and corporate performance goals. The individual and corporate goals are weighted – which means that 80% of Executive’s target annual cash bonus is based on company goals (subject to minimum and maximum limits as established by the Board of Directors (“Board”) or the Compensation Committee of the Board (the “Committee”)) and 20% is comprised of Executive’s individual goals. Payment of the 2019 annual bonus will be prorated based on Executive’s start date with GoDaddy. The annual bonus is paid when practicable after the Board or Committee determines it has been earned, subject to Executive being employed on the date of payment.
(ii)     For all fiscal years, if a non-individual performance target is lowered for other senior executives, then it will be lowered for Executive as well. If any Annual Bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to Executive being employed on the date of payment (except as provided herein). For future years, the Committee may modify the structure and performance objectives used for Annual Bonus determinations.
(d)    Equity Awards. As soon as practicable following, and in no event more than thirty (30) days after, the Effective Date, Executive will be granted an equity award with an aggregate value of $20,000,000.00 covering GoDaddy Inc. Class A common stock (the “Equity Awards”), which will be governed by the terms and conditions of the GoDaddy Inc. 2015 Equity Incentive Plan (the “2015 Incentive Plan”) and the publicly-filed and currently available forms of award agreement thereunder (collectively, including the 2015 Incentive Plan, the “Equity Documents”) to be allocated as follows:
(i)    33.33% to time-based Restricted Stock Units (“RSUs”);
(ii)    33.33% to performance-Based restricted stock units (“PSUs”); and
(iii)    33.34% to time-based Stock Options (“Stock Options”).
The number of shares of GoDaddy Inc. Class A common stock subject to Executive’s Equity Awards will be calculated by dividing (1) the value of the proposed RSU and PSU awards by the 30-trading day volume weighted average price as of the last trading day of the month prior to Executive’s start date (“30-day VWAP”) and (2) the value of the proposed Stock Option award by the 30-day VWAP multiplied by the Black-Scholes factor.
(e)    Equity Award Vesting. Executive’s equity grant will vest as follows, provided Executive continues to be a Service Provider (as defined in the 2015 Incentive Plan) through the applicable vesting date:
(i)    Stock Options. Executive’s Stock Option award will vest over a 4-year period as follows: (a) 30% will vest on the 1st anniversary of Executive’s vest start date (“Initial Option Vesting Date”); (b) 7.5% will vest on the quarterly anniversary of the Initial Option Vesting Date for each of the next 4 quarters; and (c) 5% will vest on each quarterly anniversary thereafter for each of the next 8 quarters.
(ii)    RSUs. Executive’s RSU award will vest over a 4-year period as follows: (a) 30% of the RSUs will vest on the first day of the month following the 1-year anniversary of Executive’s vest start date (the “Initial RSU Vesting Date”); (b) 7.5% of the RSUs will vest on the quarterly anniversary of the Initial RSU Vesting Start Date for each of the next 4 quarters; and (c) 5% of the RSUs will vest on each quarterly anniversary thereafter for each of the 8 quarters.
(iii)    PSUs. Executive’s PSU award will vest based on the Company’s achievement of its performance goals for fiscal years 2020, 2021, 2022 and 2023, achievement of which shall be determined solely by the Committee and the Board and vest as follows, provided Executive continues to be a Service Provider through the applicable date: 25% of the PSUs shall vest annually on the date the Committee and the Board determine whether and to what extent the applicable performance targets have been met.
(f)    Annual Focal Equity Awards. Beginning with the Company’s 2021 year and each fiscal year thereafter during the term of this Agreement (and subject to the approval of the Board), Executive will receive an annual focal equity award in accordance with the Board’s and Committee’s past practice, including the timing of making the grant, the Company’s and Executive’s performance, and reviewing the market compensation data of the Company’s peer group companies (which are identified annually by the Compensation Committee), to be allocated as follows:
(i)    33.33% to PSUs;
(ii)    33.33% to time-based RSUs; and
(iii)    33.34% to time-based Stock Options.
Each year, the number of shares subject to the RSUs and PSUs will be calculated by dividing the value of Executive’s proposed equity awards by the volume weighted average price for the 30 trading days immediately preceding the grant date, and for the Stock Option portion of the equity award, by dividing the value of the proposed equity award by the volume weighted average price for the 30 trading days immediately preceding the grant date multiplied by the Black-Scholes factor. Vesting of these equity awards will be in accordance with the vesting schedule no less favorable than the vesting schedule generally applicable to the Company’s executive officers’ contemporaneous grants, and further subject to Executive continuing to be a Service Provider through each vesting date.
(g)    Additional Terms. In the event a Change in Control (as defined in the Plan) where any outstanding Awards granted to Executive are not to be continued as contemplated under Section 14(c) of the Plan, then notwithstanding any provision of the 2015 Incentive Plan (including Section 18 thereof) or any award agreement to the contrary, the vesting of those Awards will accelerate in full such that Executive will receive payment of the full value thereof, or, to the extent applicable, the reasonable opportunity to exercise any such Awards ahead of the closing of the Change in Control.

4.	Employee Benefits.
(a)    Executive will be entitled to participate in the employee benefit plans, including invention incentive programs, maintained by the Company and generally applicable to senior executives of the Company. The Company may cancel or change the benefit plans and programs it offers and those changes will not breach this Agreement.
(b)    During and after Executive’s employment by the Company and service on the Board, Executive will be provided coverage under the Company’s directors’ and officers’ liability insurance policy and form of indemnification agreement as in effect for other senior executives of the Company and its Board members. In addition, and concurrently with the execution of this Agreement, the Company and Executive shall enter into an indemnification agreement.

5.    Termination of Employment; Severance.
(a)    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees this at-will employment relationship will not be modified or amended unless it is done in a writing that complies with Section 10(f) and Section 10(i) and explicitly references this Section 5(a). Executive’s employment will terminate upon the earlier to occur of
(i)    a termination by the Company with or without Cause (for clarity, including Executive’s termination in connection with the Company delivering notice to Executive that the Company will not renew the employment term pursuant to Section 2 above if Executive is able and willing to continue employment on the terms set forth in this Agreement at the time of such notice of non-renewal and further that Executive continues to perform services hereunder through the remainder of the term of the Agreement, or if earlier, the date set forth in the notice);
(ii)    Executive’s Disability or death; or
(iii)    a resignation by Executive with or without Good Reason.
(b)    Terminations of Employment. Executive’s employment may be terminated under various scenarios addressed in this Section 5(b). Upon any termination of employment, Executive will receive benefits described in Section 5(b)(i). Depending on the circumstances of the termination of employment, subject to the conditions in Section 6, Executive may be entitled to a lump sum payment of the amounts listed under one of Section 5(b)(ii), Section 5(b)(iii), or Section 5(b)(iv). Executive agrees that upon termination of Executive’s employment for any reason, Executive will resign as of the date of such termination and to the extent applicable, from the Board (and any committees thereof), the board of directors (and any committees thereof) of any of the Company’s affiliates and from any other positions Executive holds with the Company or any of its affiliates.
(i)    Termination for Cause or Resignation Other Than for Good Reason. Executive’s employment may be terminated for Cause, effective upon the Company’s delivery to Executive of a Notice of Termination or Executive may resign. If Executive’s employment is terminated for Cause or Executive resigns other than for Good Reason, Executive will receive:
(1)    the Base Salary accrued through the termination date, payable under the Company’s usual payment practices;
(2)    reimbursement within 60 days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive prior to the termination date; provided that claims for reimbursement are submitted, under Company policy, to the Company within 90 days following the termination date; and
(3)    any fully vested and non-forfeitable employee benefits to which Executive may be entitled under the Company’s employee benefit plans (other than benefits in the nature of severance pay) (the amounts described in clauses (1) through (3) above are referred to later as the “Accrued Obligations”).
(ii)    Termination by Reason of Disability or Death. Executive’s employment may be terminated effective upon the Company’s delivery to Executive of a Notice of Termination if Executive becomes Disabled and will automatically terminate upon Executive’s death. Upon termination of Executive’s employment for either Disability or death, Executive or Executive’s estate (as the case may be) will receive:
(1)    the Accrued Obligations;
(2)    any earned but unpaid Annual Bonus for a prior year. For the avoidance of doubt, if Executive is terminated after the end of a fiscal year but before annual bonuses are approved and paid to other senior executives in the normal course of business, then Executive will receive an Annual Bonus for the prior fiscal year, the actual amount of which will still be subject to the achievement of any performance targets as established by the Company the achievement of which will be determined by the Company. Any payment under this Section 5(b)(ii)(2) will be paid on the first to occur of (A) the date on which Annual Bonuses are paid generally to the Company’s senior executives for the prior year or (B) no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(3)    a prorated Annual Bonus amount for the year of termination, if any would have been payable to Executive based on achievement of performance criteria if Executive had remained employed through the full fiscal year in which the termination of employment occurred. The prorated amount will be calculated based on the number of calendar days employed and any such prorated amount will be paid no later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.
(iii)    Termination Without Cause, Resignation for Good Reason. Executive’s employment may be terminated without Cause effective upon the Company’s delivery to Executive of a Notice of Termination, or by Executive’s resignation for Good Reason effective 60 days following delivery to the Company of Notice of Termination provided such delivery is within 90 days following Executive’s initial actual knowledge of the occurrence of events that result in Good Reason. No resignation for Good Reason will be effective unless during the 30-day period following the delivery of the Notice of Termination, the Company has not cured the events that result in Good Reason. If Executive’s employment is terminated without Cause (other than by reason of death or Disability), or if Executive resigns for Good Reason, Executive will receive:
(1)     the Accrued Obligations;
(2)     any earned but unpaid Annual Bonus for a prior year;
(3)     an amount equal to 100% of the target Annual Bonus for the year of termination;
(4)     a payment equal to 100% of the annual Base Salary in effect on the termination date;
(5)     a payment equal to the cost of health insurance coverage under COBRA for 18 months;
(6)     accelerated vesting of the portion of each of Executive’s GoDaddy equity awards that vests solely based on service (including the Option and RSUs but excluding the PSUs or any other performance-based GoDaddy equity awards) that would have vested during the 12 months following the termination date had Executive continued to be a Service Provider under the 2015 Incentive Plan through such period and
(7)     vesting of the portion of each of Executive’s GoDaddy equity awards that would have vested in whole or in part upon satisfaction of performance criteria (including the PSUs) for the performance period(s) ending on or within twelve (12) months following the termination date assuming Executive’s continuous service through each such performance period (with any individual performance criteria deemed fully satisfied) and based on the extent, if any, that the underlying performance criteria for such performance period (s) are satisfied with respect to such awards and multiplied by a fraction, the numerator of which is the number of calendar days elapsed in each such performance period as of the date of Executive’s termination of employment and the denominator of which is 365. Such awards shall be settled within five (5) days of the determination of the attainment of the performance criteria for such performance period(s).
(iv)    Termination of Employment During a Change in Control Period. If Executive’s employment is terminated under circumstances that would entitle Executive to payment of benefits under Section 5(b)(iii) and such termination of employment occurs during the period that begins three months prior to a Change in Control and ends on the date that is 18 months after a Change in Control, then Executive will receive the benefits described in Section 5(b)(iii), but the payment in Section 5(b)(iii)(3) will be equal to 150% of target Annual Bonus, the payment in Section 5(b)(iii)(4) will be equal to 150% of annual Base Salary in effect on the termination date (or the date immediately prior to the Change in Control if higher), the health insurance coverage payment in Section 5(b)(iii)(5) will be for 18 months, and the vesting acceleration benefit in Section 5(iii)(6) will apply to 100% of the then-unvested portion of Executive’s time-based and performance-based GoDaddy equity awards (with vesting of Executive’s performance-based GoDaddy equity awards to be determined assuming attainment of the greater of target level performance or actual performance and with any individual performance criteria deemed fully satisfied).
(c)    Exclusive Remedy. If a termination of Executive’s employment with the Company occurs, the provisions of this Section 5 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment other than those benefits expressly set forth in this Section 5.
6.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. Executive will not receive severance pay or benefits other than the Accrued Obligations unless (x) Executive signs and does not revoke a separation agreement and release of claims mutually agreeable between Executive and the Company based on the Company’s form release of claims for senior Company executives in effect at the time of Executive’s termination to be provided to Executive at the time of such termination (the “Release”) and (y) such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. All payments will be made upon first Company payroll date following the effectiveness of the Release but will be delayed until the first payroll date in the next-subsequent calendar year if the 60-day Release window spans two calendar years and the first payroll date in the next-subsequent calendar year is later (and it’s necessary so their timing does not result in the imposition on Executive of additional taxes under Section 409A). For avoidance of doubt, although Executive’s severance payments and benefits are contractual rights, not “damages,” Executive is not required to seek other employment or otherwise “mitigate damages” as a condition of receiving such payments and benefits.
(b)    If any amount or benefit that would constitute non-exempt “deferred compensation” under Internal Revenue Code (“Code”) Section 409A would be payable under this Agreement by reason of Executive’s “separation from service” during a period in which Executive is a “specified employee” (within the meaning of Section 409A as determined by the Company), then to the extent necessary to avoid the imposition on Executive of additional taxes under Section 409A, any payment or benefits will be delayed until the earlier of six (6) months and one (1) day following Executive’s separation from service or Executive’s death.
(c)    Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Treasury Regulations Section 1.409A-2(b)(2).
(d)    Covenants. Executive’s receipt of any payment or benefits other than Accrued Obligations will be subject to Executive continuing to comply with his confidentiality obligations to the Company and Section 9 hereof, provided that no breach of the foregoing shall constitute grounds for terminating any such payments or benefits unless and until the Company shall have given Executive reasonably detailed written notice of such breach and reasonable opportunity to cure, and Executive shall have failed to reasonably cure such material breach in a timely manner. In no event shall Executive be required to re-pay or restore to the Company any such payments or benefits paid (or due) prior to the occurrence of any such uncured noncompliance.
7.    Definitions.
(a)    Cause means (i) willfully engaging in illegal conduct or gross misconduct that is materially injurious to the Company or any of its Subsidiaries (as defined in the 2015 Incentive Plan); (ii) conviction of, or entry of a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, material misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to Executive at the expense of the Company or any of its Subsidiaries;

(iv) willful material breach of any written policies of the Company or any of its Subsidiaries including any agreement between Executive and the Company (to the extent such policy or policies were previously provided to Executive); or (v) willful and continual failure to substantially perform his duties with the Company or any of its Subsidiaries (other than a failure resulting from his incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written demand for substantial performance is delivered to Executive by the Company or one of its Subsidiaries which specifically identifies the manner in which the Company believes Executive has not substantially performed Executive’s duties.
(b)    Change in Control means Change in Control as defined in the 2015 Incentive Plan.
(c)    Disabled means physically or mentally incapacitated and unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is a “Disability”). Any question as to the existence of a Disability will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each will appoint a physician and those two physicians will select a third physician who will make such determination in writing. The determination will be final and conclusive for this Agreement.
(d)    Good Reason means (i) a material reduction of Executive’s duties, position, reporting structure, or responsibilities, relative to Executive’s duties, position, reporting structure or responsibilities as of the Effective Date (including, without limitation, any requirement that Executive report to any person(s) other than the Board); (ii) a material reduction in Executive’s Base Salary or Annual Bonus as of the Effective Date; (iii) the relocation of Executive’s place of employment to a facility or location more than thirty-five (35) miles from Executive’s current place of employment; or (iv) the Company’s or GoDaddy’s material breach of this Agreement or any other agreement with Executive.
8.    Limitation on Payments; Section 280G. If any severance or other benefits payable to Executive (i) are “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 8, would be subject to the “golden parachute” excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will reduced to a level that will result in no tax under Code Section 4999 unless it would be better economically for Executive receive all of the benefits and pay the excise tax. If a reduction in benefits is necessary for this purpose, then the reduction will occur in the following order (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. If the acceleration of vesting of equity award compensation is to be reduced, that acceleration of vesting will be cancelled in the reverse order of the grant date of Executive’s equity awards. Any determination required under this Section 8 will be made in writing by an independent professional services firm chosen by the Company immediately prior to a Change in Control and paid for by the Company and that determination will be conclusive and binding upon Executive and the Company for all purposes.
9.    Covenants.
(a)    Concurrently with his entry into this Agreement, Executive has entered into the At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement attached as Exhibit A.
(b)    During the Employment Term and continuing for a period of 1 year after Executive’s termination date, Executive agrees not to make any public statement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the GoDaddy, Parent or any of their subsidiaries (including the Company), any of the investment funds invested in Parent or any affiliated funds (all of the foregoing collectively, the “Company Group”); provided, that the non-disparagement provisions of this Section 9(b) will not apply to any statements that Executive makes in addressing any disparaging statements made by the Company Group or their respective officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are truthful. GoDaddy, Parent and their subsidiaries (including the

Company) shall instruct their respective officers and directors to refrain from making any disparaging statements about Executive for the same period for which Executive is subject to the non-disparagement provisions of this Section 9(b); provided, however, that the non-disparagement provisions will not apply to any statements that GoDaddy, Parent or any of their subsidiaries (including the Company) or their respective officers and directors make in addressing any disparaging statements made by Executive regarding the Company Group or its officers and directors so long as such statements are truthful. Executive, Parent, GoDaddy and the Company expressly consider the restrictions contained in this Section 9(b) to be reasonable.
10.    Miscellaneous.
(a)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without regard to conflicts of laws principles thereof.
(b)    Entire Agreement. This Agreement along with the Offer Letter, the At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement, and the Equity Documents, contains the entire understanding of the parties with respect to Executive’s employment and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. Notwithstanding the foregoing, Executive shall be covered by the Company’s applicable liability insurance policy and its indemnification provisions for actions taken on behalf of the Company during the course of Executive’s employment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties that references this Section 10(b).
(c)    Severability. In the event that any one or more of the provisions of this Agreement will be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected.
(d)    Assignment. Neither this Agreement nor any of Executive’s rights and duties under it is assignable or delegable by Executive. Any purported assignment or delegation by Executive will be null and void. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of its business operations. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity.
(e)    Successors; Binding Agreement. This Agreement will inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors and heirs.
(f)    Notice. The notices and all other communications provided for in this Agreement will be deemed to have been duly given when delivered by hand or overnight courier addressed to the addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
GoDaddy.com, LLC        To most recent address as set forth
14455 North Hayden Road, Suite 100        in Executive’s personnel records
Scottsdale, AZ 85260
Attention: Chief Legal Officer
(g)    Executive Representations. Executive represents to the Company that the execution of this Agreement by Executive and the Company and the performance of Executive’s duties hereunder will not breach, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(h)    Cooperation. Subject to the Company’s compliance with Section 9(b) and this Section 10(h), Executive will provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company or its affiliates. Executive’s cooperation pursuant to this Section 10(h) will be at no cost to Executive, and if such cooperation occurs after the termination of this Agreement, the Company will promptly advance or reimburse all reasonable costs incurred by Executive in connection with such cooperation. This provision will survive any termination of this Agreement. The Company will provide reasonable compensation to Executive for any services rendered at the Company’s request.
(i)    Amendment; Waiver of Breach. No amendment of this Agreement will be effective unless it is in writing and signed by both parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this Agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will be a waiver of satisfaction of any other condition or failure to comply with any other obligation. To be valid, any document signed by the Company must be signed by the Company’s Chief Executive Officer.
(j)    Counterparts. This Agreement may be executed in counterparts. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement.
Each party is signing this Agreement on the date set out below its signature.

GoDaddy.com, LLC

/s/ Nima Kelly
By: Nima Jacobs Kelly
July 30, 2019

Aman Bhutani

/s/ Aman Bhutani
July 30, 2019

GoDaddy Inc.

/s/ Nima Kelly
By: Nima Jacobs Kelly
July 30, 2019

Desert Newco, LLC (Soley for purposes of Section 9(b) hereof)

/s/ Nima Kelly
By: Nima Jacobs Kelly
July 30, 2019

EXHIBIT A
AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, NON-COMPETE, WORK PRODUCT & ARBITRATION AGREEMENT
At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement
This Agreement between GoDaddy.com, LLC, a Delaware limited liability company with its headquarters in Scottsdale, Arizona, its subsidiaries, affiliates, successors or assigns (“GoDaddy” or the “Company”), and the undersigned employee (“Employee”), is effective on the date that Employee’s employment with GoDaddy actively begins, or the date that Employee signs this agreement (the “Agreement”), whichever is later.
1.Consideration. Signing this Agreement is a requirement of Employee’s employment with GoDaddy and Employee agrees that employment, if signed on initial hire, or continued employment, if signed during employment, and Employee’s receipt of the compensation, pay raises, the Company’s confidential and proprietary information, and other benefits paid to Employee by the Company, at present and in the future, and its promise to arbitrate all employment-related disputes, is adequate consideration for entering this Agreement. Furthermore, in connection with that employment, GoDaddy will provide Employee with GoDaddy’s confidential information and trade secrets.
2.At-Will Employment. This Agreement does not change the at-will employment relationship between Employee and GoDaddy, which means that either party may terminate the employment relationship at any time with or without cause, reason or notice, subject to the obligations of the parties hereto under any written employment or other written agreement.
3.Duty of Loyalty. While employed with GoDaddy, Employee must faithfully and loyally serve GoDaddy and will not take any actions that would interfere with the business of GoDaddy, or conduct work similar to the work Employee performs for GoDaddy for any company or person without the specific written permission of GoDaddy. These obligations are in addition to the common law and statutory duties that apply to Employee as an agent of GoDaddy, such as the general duty of loyalty owed by an agent. Notwithstanding the foregoing or anything in this Agreement, it shall not be a violation of any provision of this Agreement for Employee to continue to serve as a member of or advisor to the board of director of the New York Times Company.
4.Non-Competition. Employee shall not, during the course of Employee’s employment and for a period of one year (and if one year is determined by a court to be unenforceable, for a period of 6 months) following the termination of Employee’s employment with GoDaddy, serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for (except for passive ownership of up to three percent (3%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) a competitor in the same or a similar capacity to which Employee provided services to GoDaddy or GoDaddy’s customers within the prior two years of Employee’s employment. A competitor is a person or business that offers products or services that are the same or similar in function or purpose to any products or services provided by GoDaddy.com, LLC, GoDaddy, Inc. or their respective subsidiaries as of the date of the termination of Employee’s employment, including any products or services that any of the foregoing entities have taken material steps toward developing and providing as of such date of termination. Because of the nature of services provided on the Internet, this restriction is not geographically limited, provided, however, that if a court determines that the lack of a geographical limitation renders any part of this Agreement unenforceable, this restriction shall be limited to providing such products or services within a 50 mile radius (and if a 50 mile radius is determined by a court to be unenforceable, within a radius of 30 miles) from the location in which Employee was employed by GoDaddy at the time of the termination of Employee’s employment.
In consideration for the foregoing non-competition covenant, GoDaddy shall provide Employee confidential, proprietary, and trade secret information of GoDaddy, including but not limited to financial data, customer information, pricing, or similar confidential information. GoDaddy’s confidential, proprietary, and trade secret information, which Employee acknowledges is sufficient consideration to enter into this Agreement, provides GoDaddy with a competitive advantage in the marketplace. Employee acknowledges that Employee will derive significant value from GoDaddy providing Employee with confidential information and trade secrets to enable Employee to optimize the performance of Employee’s job duties.  Employee further acknowledges that Employee’s fulfillment of the obligations in this Agreement, including but not limited to, Employee’s obligations in Sections 4, 5, and 7, is necessary to protect Confidential Information and preserve the value and goodwill of GoDaddy.  Employee also acknowledges the time, geographic and scope limitations in Sections 4 and 7 are fair and reasonable in all respects, especially in light of GoDaddy’s need to protect Confidential Information and the scope and nature of the GoDaddy’s business, and that Employee will not be precluded from gainful employment. In the event of Employee’s breach or violation of Sections 4 and/or 7, the restricted periods in Sections 4 and 7 shall be tolled until such breach or violation has been duly cured or resolved.
In the event that any portion of Employee’s non-competition covenant is deemed overbroad or unreasonable, the Parties expressly request that the Court reform the covenant to render it reasonable and not overbroad, and the Parties acknowledge that it is the Parties’ intent to reform the agreement in the broadest manner possible to render it enforceable rather than to invalidate the Agreement.
5.Non-Disclosure of Confidential Information. Employee will maintain the confidentiality of all Confidential Information, as defined herein, and will not engage in any unauthorized use or disclosure of Confidential Information during employment at GoDaddy and for as long as the information is maintained as Confidential Information by GoDaddy. “Confidential Information” refers to proprietary information in any form related to GoDaddy’s business that GoDaddy has not made public or has not authorized for public disclosure and that is not already generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use for so long as such proprietary information remains not generally known to the public or to such other persons (other than through any breach of Employee’s obligations hereunder). Confidential Information includes, but is not limited to: a) information identified by GoDaddy as Confidential, Internal Use Only or Proprietary; b) GoDaddy’s trade secrets, information about released or unreleased products, the marketing or promotion of any of GoDaddy’s products, GoDaddy’s proprietary business policies or practices, litigation strategy or contract negotiations; and c) the intellectual properties of GoDaddy. All Confidential Information is and shall remain the property of GoDaddy, even if disclosed to Employee. Notwithstanding the foregoing, nothing in this Agreement is intended to limit Employee’s rights with respect to any disclosure made in compliance with GoDaddy’s Notice of Immunity under the Defend Trade Secrets Act (as set forth in the Employee Handbook). Notwithstanding the foregoing, nothing in this paragraph or any other GoDaddy document or policy prohibits or limits any employees from filing a charge or complaint with, or otherwise communicating with or participating in any investigation or proceeding conducted by, any federal, state or local government agency or commission (“Government Agencies”), including disclosing documents or other information pertaining to GoDaddy without giving notice to, or receiving further authorization from, GoDaddy. Notwithstanding the foregoing, in making any such disclosures or communications, employees should take all reasonable precautions to prevent any unauthorized use or disclosure of information that may constitute GoDaddy Confidential Information to any parties other than the Government Agencies. Employees are also not permitted to disclose any GoDaddy attorney-client privileged communications.

6.Former Employer Information. Employee agrees that during Employee’s employment with GoDaddy, Employee will not (i) improperly use, disclose, or induce GoDaddy to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity; and (ii) bring onto the premises of GoDaddy or transfer onto GoDaddy’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both GoDaddy and such employer, person, or entity. Employee further agrees that if Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, that Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law, Employee represents and warrant that, to Employee’s knowledge after reasonable review of Employee’s computers, cell phones, electronic devices, and documents, that Employee has returned all property and confidential information belonging to all prior employers.
7.Non-Solicitation. While employed by GoDaddy, and for a period of one year following Employee’s employment with GoDaddy, Employee agrees: a) not to encourage or induce any GoDaddy employees to end their employment relationship with GoDaddy, and b) not to solicit any person or company that is a current GoDaddy customer at the time of the solicitation or contact to offer the sale of any services or products similar to those offered by GoDaddy, if Employee had actual business contact with the customer or acquired Confidential Information about the customer while employed by GoDaddy. For clarity, in no event shall general advertisements or solicitations not intended to target any employees or customers of GoDaddy (or the hiring of individuals who respond to such advertisements) violate or breach the provisions of this Section 7.
8.Work Product Agreement. As an employee of GoDaddy, Employee may generate “Inventions” (as defined below) that relate to the business or activities in which GoDaddy is engaged. Such Inventions may be suggested by, or result from, Employee’s exposure to GoDaddy’s confidential information, or arise out of Employee’s employment with GoDaddy. Employee understands that if such Inventions are not properly protected, they could be used to cause irreparable harm to GoDaddy. As a result, Employee agrees that the restrictions contained in this Agreement are reasonable and necessary to protect GoDaddy’s legitimate business interests.
(a)    Assignment of Rights to Inventions. Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby grants and assigns to the Company, or its designee or nominee, all Employee’s rights, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trade secrets, business processes, software programs and code, software and systems documentation, technical data and know-how, whether or not patentable or subject to register under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), unless the Inventions were developed outside regular business hours without using Company equipment or resources and do not relate to any subject matter with which Employee’s work with GoDaddy is or may be concerned or which relate to the business carried on by GoDaddy. Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such Invention.
(b)    Work for Hire. Employee agrees and acknowledges that all original works of authorship (including literary works, computer programs and code, artistic and graphic works, recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded) which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company, and which are protectable by copyright, whether or not copyright registration is actively sought by or granted to GoDaddy, are “works made for hire,” as that term is defined in the United States Copyright Act.
(c)    Third Party Intellectual Property. Employee agrees not to: 1) bring any trade secrets, software or code belonging to others to GoDaddy; or 2) use any trade secrets, software or code belonging to others to produce work product for GoDaddy without proper permission or license from the owners thereof and written permission from GoDaddy.
(d)    Disclosure of Prior Inventions. Employee agrees to complete Exhibit A describing all inventions, original works of authorship, development, improvements, and trade secrets which were made by Employee prior to employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate GoDaddy’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if Exhibit A is not completed, Employee represents that there are no such Prior Inventions. If Employee in the course of employment with GoDaddy incorporates into a GoDaddy product, process or service a Prior Invention owned by Employee, Employee hereby grants to GoDaddy a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with any product, process or service, and to practice any method related thereto.
(e)    Further Assurances. Employee agrees to reasonably assist GoDaddy, or its designee, at GoDaddy’s expense, in every proper way to secure GoDaddy’s rights in the Inventions in any and all countries, including the disclosure to GoDaddy of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that GoDaddy deems proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to GoDaddy, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. Employee agrees that, if GoDaddy is unable because of Employee’s unavailability, mental or physical incapacity, or for any other reason to secure Employee’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints GoDaddy and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Employee. This power of attorney shall be deemed coupled with an interest and shall be irrevocable. Employee further agrees that Employee’s obligations under this Section 8(e) shall continue after the termination of this Agreement.
9.Arbitration Agreement and Class Action Waiver. As a condition of Employee’s employment with GoDaddy, and in consideration of Employee’s employment or continued employment with the Company as stated above, Employee agrees to the following provisions:
(a)    Arbitration. The parties agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s employment with the Company or the termination of Employee’s employment with the Company, shall be subject to binding arbitration in accordance with the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) Employment Arbitration Rules & Procedures (“JAMS Rules”) that are in effect at the time the demand for arbitration is made. The JAMS Rules are available online at www.jamsadr.com. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of the JAMS procedural rules.

Disputes that the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Genetic Information Non-Discrimination Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, any claims of harassment, discrimination, and wrongful termination, breach of contract claims, any statutory or common law claims, and any other claims under federal, state, or local law or regulation. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.
The Company and Employee agree that neither party will assert a group, class, or collective action against the other, whether in arbitration or court. The Company and Employee agree to waive the right to pursue any group, class, and collective actions against the other. Claims shall only be submitted through individual arbitration. Claims pertaining to different employees shall be heard in separate proceedings.
Except for disputes concerning the enforceability of the group, class, and collective action waiver, the parties agree to delegate to the arbitrator all other claims or disputes regarding this Agreement (including but not limited to its enforceability, scope of terms, and disputes regarding arbitrability under this Agreement).
(b)    Procedure. The parties agree that any arbitration will be administered by JAMS pursuant to the JAMS Rules. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies and relief available under applicable law. Employee agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Employee understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Employee shall pay any filing fees associated with any arbitration that Employee initiates, but only so much of the filing fees as Employee would have instead paid had Employee filed a complaint in a court of law. Employee agrees that the arbitrator shall administer and conduct any arbitration in accordance with the JAMS Rules and laws of the State of Washington, and that the arbitrator shall apply Washington law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with Washington law, Washington law shall take precedence. Employee agrees that the decision of the arbitrator shall be in writing. Employee agrees that any arbitration under this Agreement shall be conducted in the county in which Employee works.
(c)    Remedy. Except as provided by Arizona law and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by Arizona law and this Agreement, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)    Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission or the National Labor Relations Board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim, except as permitted by law.
(e)    Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement. Finally, Employee acknowledges and agrees that nothing in this Agreement alters the at-will nature of Employee’s employment with the Company.
(f)    Opt-Out. Employee acknowledges that Employee has an opportunity to opt-out of this Arbitration Agreement and Class Action Waiver and avoid being bound by its terms. In order for Employee’s opt-out to be valid, Employee must provide written notice of Employee’s request to opt-out of the Arbitration Agreement and Class Action Waiver to Legal@GoDaddy.com. To be valid, Employee’s written request to opt-out of the Arbitration Agreement and Class Action Waiver must be sent within ten (10) days of the date Employee signed this Agreement.
10. Remedies. A violation of this Agreement by Employee will cause irreparable harm and continuing injury to GoDaddy for which there is no adequate remedy at law. As a result, if Employee violates this Agreement, GoDaddy will be entitled to injunctive relief, specific performance and any other equitable relief without the need to prove the inadequacy of money damages in addition to all other legal remedies to which GoDaddy may be entitled, including but not limited to actual and consequential damages and attorneys’ fees and costs.
11.    Controlling Law; Consent to Personal Jurisdiction. This Agreement shall be construed and governed by the laws of the State of Washington and the Parties consent to the exclusive jurisdiction of the federal or state courts of Washington.
12.    Entire Agreement. This Agreement constitutes the entire agreement between the Employee and GoDaddy regarding the subject of the Agreement. This Agreement can only be changed by a written agreement signed by both Parties. None of the provisions of this Agreement will be considered waived by any action or inaction of the Parties, or their agents or employees, but only by an instrument in writing signed by the Parties.
13.    Successors and Assigns. This Agreement shall automatically inure to the benefit of all successors and assigns of GoDaddy without need for any further action by GoDaddy or Employee. Employee expressly agrees that GoDaddy shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of or be enforceable by said successors and assigns.
14.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction and cannot be reformed to make it enforceable, then such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.
15.    Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
16.    Survivorship. The rights and obligations of the parties to this Agreement will survive termination of Employee’s employment with the Company.
17.    Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
18.    Other. This Agreement shall not be interpreted to limit or reduce the common law or statutory rights or remedies of any party hereto.

GODADDY.COM, LLC	AMAN BHUTANI
By: _____________________________	Signature:___________________________
Print Name: Nima Jacobs Kelly	Date: ______________________________
Title: Chief Legal Officer
Date: ________________________

Exhibit A - SUBJECT: Intellectual Property
1. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions relevant to the subject matter of my employment by GoDaddy, that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by GoDaddy:
__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
[ ] Additional sheets
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Prior Inventions generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
Prior Inventions         Party(ies) Relationship
1.____________________________________________________________________________
2.____________________________________________________________________________
3.____________________________________________________________________________
[ ] Additional sheets